Exhibit 99.1

CONTACTS:	Dennis M. Oates	June Filingeri
	Chairman,	President
	President and CEO	Comm-Partners LLC
	(412) 257-7609	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS SECOND QUARTER 2015 RESULTS

•	Second Quarter Net Sales are $49.6 Million; Year-to-Date Net Sales Total $105.6 Million

•	Gross Margin is 10.5% of Sales; Operating Income is $0.2 Million

•	Net Loss Totals $0.4 Million, or $0.05 per Diluted Share

•	Quarter-End Backlog Is $48.9 Million

BRIDGEVILLE, PA, July 29, 2015 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported that net sales for the second quarter of 2015 were $49.6 million compared with $52.3 million in the second quarter of 2014, and $56.0 million in the first quarter of 2015. Sales of premium alloys totaled $4.2 million, or 8.6% of net sales, in the second quarter of 2015, compared with $4.3 million, or 8.1% of net sales, in the second quarter of 2014, and a record $5.0 million, or 9.0% of net sales, in the 2015 first quarter.

For the first six months of 2015, net sales increased 7% to $105.6 million from net sales of $99.0 million in the same period of 2014. Premium alloy sales were $9.3 million, an increase of 33.5% from the first half of 2014, and represented 8.8% of net sales.

Compared with the second quarter of 2014, sales to the aerospace market were up 1% and heavy equipment market sales were up 35%, while sales to the power generation and oil & gas markets were lower by 23% and 24%, respectively. Sales increased to all targeted markets in the first six months of 2015, with aerospace sales up 13%, power generation sales up 4%, oil & gas sales up 6%, and heavy equipment market sales up 17%. The Company’s backlog (before surcharges) at June 30, 2015 was $48.9 million compared with $58.5 million at the end of the first quarter of 2015.

The Company’s gross margin for the second quarter of 2015 was $5.2 million, or 10.5% of net sales, compared with $8.4 million, or 16.1% of net sales, in the second quarter of 2014, and $5.7 million, or 10.2% of net sales, in the first quarter of 2015. The gross margin, while increasing sequentially as a percentage of sales, continued to be negatively impacted by the misalignment of the material costs of products shipped with surcharges. The negative impact to the gross margin was due to the further decline in commodity prices, especially for nickel, during the second quarter.

Operating income was $0.2 million for the second quarter of 2015, compared with $3.2 million for the second quarter of 2014, and $1.0 million for the first quarter of 2015.

The Company recorded a net loss of $0.4 million, or $0.05 per diluted share, for the second quarter of 2015. That compares with net income of $1.4 million, or $0.20 per diluted share, in the second quarter of 2014, and net income of $0.1 million, or $0.02 per diluted share, in the first quarter of 2015.

The net loss for the first six months of 2015 was $0.2 million, or $0.03 per diluted share, compared with net income of $1.0 million, or $0.13 per diluted share, in the first six months of 2014.

For the second quarter of 2015, the Company generated cash from operating activities of $1.9 million, compared with cash used for operating activities of $2.1 million in the first quarter of 2015. Capital expenditures totaled $2.8 million in the second quarter of 2015. Total debt at June 30, 2015 was $92.7 million, compared with $91.8 million at the end of the first quarter of 2015. Debt to total capitalization was 31.2% at the end of the second quarter of 2015.

Chairman, President and CEO Dennis Oates commented: “Market conditions were challenging in the second quarter. Commodity prices, especially for nickel, deteriorated further. Oil and gas demand continued to plummet due to market conditions. Customers worked down inventories overall and postponed purchases with the prospect of lower surcharges in coming months. Competition for existing orders intensified.

“These conditions led to lower market demand and volume in the second quarter throughout the specialty steel sector. Despite the continued challenge of falling commodity prices and the associated cost, we were able to improve our gross margin during the quarter.

“Our current backlog points towards a challenging third quarter and we have taken steps to reduce spending in line with lower activity levels, and to improve yields and generate cash. There is an emerging view among customers of a potential improvement in demand in the fourth quarter and growing optimism about 2016. We remain committed to our transformation to more higher value products. To date this year, we have successfully launched seven new products with associated customer approvals and made significant strides in continuing to develop our organization for the future. This progress combined with our team’s relentless efforts enabled us to grow our premium alloy sales nearly 34% so far this year.”

Webcast

The Company has scheduled a conference call for today, July 29, at 10:00 a.m. (Eastern) to discuss second quarter 2015 results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the third quarter of 2015.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

-TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Net Sales
Stainless steel	$36,955	$42,045	$81,353	$78,672
High-strength low alloy steel	4,154	3,451	9,432	7,246
Tool steel	5,086	3,389	8,893	7,061
High-temperature alloy steel	2,051	1,795	3,469	3,015
Conversion services and other sales	1,364	1,629	2,446	2,982

Total net sales	49,610	52,309	105,593	98,976
Cost of products sold	44,424	43,899	94,697	84,506

Gross margin	5,186	8,410	10,896	14,470
Selling, general and administrative expenses	4,961	5,169	9,655	9,797

Operating income	225	3,241	1,241	4,673
Interest expense	(605)	(882)	(1,227)	(1,580)
Deferred financing amortization	(160)	(160)	(320)	(325)
Other income (expense), net	11	(1)	(33)	3

(Loss) income before income taxes	(529)	2,198	(339)	2,771
(Benefit) provision for income taxes	(173)	749	(108)	1,821

Net (loss) income	$(356)	$1,449	$(231)	$950

Net (loss) income per common share - Basic	$(0.05)	$0.21	$(0.03)	$0.14

Net (loss) income per common share - Diluted	$(0.05)	$0.20	$(0.03)	$0.13

Weighted average shares of common stock outstanding
Basic	7,061,545	7,031,041	7,058,026	7,022,983
Diluted	7,061,545	7,110,761	7,058,026	7,112,093

MARKET SEGMENT INFORMATION

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Net Sales
Service centers	$34,393	$34,971	$71,804	$63,762
Original equipment manufacturers	5,790	4,002	12,736	7,918
Rerollers	4,162	4,627	10,819	10,852
Forgers	3,901	7,080	7,788	13,462
Conversion services and other sales	1,364	1,629	2,446	2,982

Total net sales	$49,610	$52,309	$105,593	$98,976

Tons shipped	8,909	9,921	18,801	19,246

MELT TYPE INFORMATION

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Net Sales
Specialty alloys	$44,001	$46,424	$93,863	$89,040
Premium alloys *	4,245	4,256	9,284	6,954
Conversion services and other sales	1,364	1,629	2,446	2,982

Total net sales	$49,610	$52,309	$105,593	$98,976

END MARKET INFORMATION **

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Net Sales
Aerospace	$30,379	$30,190	$64,140	$56,897
Power generation	5,074	6,552	12,398	11,967
Oil & gas	4,113	5,406	10,214	9,655
Heavy equipment	4,975	3,697	8,967	7,656
General industrial, conversion services and other sales	5,069	6,464	9,874	12,801

Total net sales	$49,610	$52,309	$105,593	$98,976

*	Premium alloys represent all vacuum induction melted (VIM) products.
**	The majority of our products are sold to service centers/processors rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, that they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
Assets
Cash	$420	$142
Accounts receivable, net	30,180	29,057
Inventory, net	99,021	101,070
Deferred income taxes	7,227	9,683
Other current assets	3,719	2,681

Total current assets	140,567	142,633
Property, plant and equipment, net	197,923	199,795
Goodwill	20,268	20,268
Other long-term assets	1,409	1,861

Total assets	$360,167	$364,557

Liabilities and Stockholders’ Equity
Accounts payable	$19,178	$25,009
Accrued employment costs	3,229	6,011
Current portion of long-term debt	3,000	3,000
Other current liabilities	593	861

Total current liabilities	26,000	34,881
Long-term debt	89,711	83,875
Deferred income taxes	39,650	42,108
Other long-term liabilities	58	63

Total liabilities	155,419	160,927
Stockholders’ equity	204,748	203,630

Total liabilities and stockholders’ equity	$360,167	$364,557

CONSOLIDATED STATEMENTS OF CASH FLOW

	Six months ended
	June 30,
	2015	2014
Operating activities:
Net (loss) income	$(231)	$950
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	9,181	8,723
Deferred income tax	(2)	1,347
Share-based compensation expense	961	1,032
Changes in assets and liabilities:
Accounts receivable, net	(1,123)	(10,477)
Inventory, net	(1,011)	(14,495)
Accounts payable	(5,831)	12,497
Accrued employment costs	(2,782)	822
Income taxes	(272)	433
Other, net	(1,039)	(402)

Net cash (used in) provided by operating activities	(127)	430
Investing activity:
Capital expenditures	(5,819)	(3,472)

Net cash used in investing activity	(5,819)	(3,472)
Financing activities:
Borrowings under revolving credit facility	63,848	45,207
Payments on revolving credit facility	(56,512)	(41,698)
Payments on term loan facility	(1,500)	(1,500)
Proceeds from the issuance of common stock	388	891

Net cash provided by financing activities	6,224	2,900

Net increase (decrease) in cash	278	(142)
Cash at beginning of period	142	307

Cash at end of period	$420	$165